ARC Document Solutions Reports Results for Second Quarter 2014
WALNUT CREEK, CA -- (August 5, 2014) - ARC Document Solutions, Inc. (NYSE: ARC), the nation's leading document solutions provider for the architecture, engineering, and construction (AEC) industry, today reported its financial results for the second quarter ended June 30, 2014.
Quarterly Business Highlights:

•	Q2 Adjusted earnings per share of $0.10 vs. $0.04 in Q2 2013

•	Q2 Gross margin of 36.0%; year-over-year increase of 200 basis points

•	Q2 cash flow from operations increased to $14.0 million from $8.1 million for the same period last year

•	Q2 Adjusted EBITDA margin of 19.1%; year-over-year increase of 160 basis points on higher sales and gross margin

•	Term B Loan principal reduced by $16.5 million as of July 31, 2014; represents payments of $11.5 million more than required

•
Maintains 2014 fully-diluted annual adjusted earnings per share outlook in the range $0.19 to $0.23; outlook for 2014 annual cash provided by operating activities in the range of $51-$56 million, and adjusted EBITDA in the range of $69-73 million

Financial Highlights:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(All dollar amounts in millions, except EPS)	2014	2013	2014	2013
Net Revenue	$109.0	$104.6	$209.4	$204.7
Gross Margin	36.0%	34.0%	34.9%	33.2%
Net Income attributable to ARC	$4.5	$0.7	$5.9	$1.1
Adjusted Net Income attributable to ARC	$4.5	$1.6	$6.3	$2.2
Earnings per share - Diluted	$0.10	$0.02	$0.13	$0.02
Adjusted earnings per share - Diluted	$0.10	$0.04	$0.13	$0.05
Adjusted EBITDA	$20.9	$18.3	$37.0	$34.3
Cash provided by operating activities	$14.0	$8.1	$21.7	$20.0
Capital Expenditures	$3.0	$4.4	$6.6	$10.0
Debt & Capital Leases (including current)			$210.8	$220.8
Management Commentary
“Our managed print services program continued to perform well in the second quarter, and the rest of the business is stabilizing,” said K. “Suri” Suriyakumar, Chairman, President and CEO of ARC Document Solutions. “With exceptional operational performance, we have been able to deliver a strong quarter, generate excellent cash flows, and create an opportunity to aggressively reduce our senior debt.”

Chief Operating Officer, Dilo Wijesuriya, said, “We made significant gains with some of our largest prospects and clients during the quarter, and made good progress in placing our technology products and services. The construction market appears to be regaining some of its strength in certain markets, and that will help us in the coming quarters as we leverage the operational improvements we’ve made since the recession.”

“Our revenue improvement was welcome particularly when combined with the fundamental increase in our margins. Ultimately our generation of free cash tells our story best during this period, growing 199% on a year-over-year basis for the quarter,” said John Toth, Chief Financial Officer. “We continue to put a high priority on improving our credit quality, and leveraging the upgrade by S&P to pursue further improvements in our capital structure.”

2014 Second Quarter Supplemental Information:
Net sales were $109.0 million, a 4.2% increase compared to the second quarter of 2013.

Days sales outstanding in Q2 2014 were 52, compared to 54 days in Q2 2013.

AEC customers comprised approximately 77% of our total net sales, while non-AEC customers made up approximately 23% of our total net sales.

Total number of Onsite Services contracts at the end of the second quarter was approximately 8,000, a gain of nearly 300 contracts from the beginning of the year.

Adjusted EBITDA is EBITDA net of the impact of restructuring costs, stock based compensation, and one-time significant legal expenses.

Sales from Services and Product Lines as a Percentage of Net Sales
	Three Months Ended		Six Months Ended
	June 30,		June 30,
Services and Product Line	2014	2013	2014	2013
Onsite Services	31.3%	29.2%	31.3%	29.1%
Traditional Reprographics	27.8%	29.2%	27.9%	29.4%
Color Services	21.2%	20.9%	21.2%	20.9%
Digital Services	8.0%	8.3%	8.0%	8.3%
Equipment and Supplies Sales	11.7%	12.4%	11.6%	12.3%
Outlook:
ARC Document Solutions continues to anticipate annual adjusted earnings per share in 2014 to be in the range of $0.19 to $0.23 on a fully diluted basis. Annual cash flow from operations is expected to be in the range of $51 million to $56 million. Annual adjusted EBITDA is projected to be in the range of $69 million to $73 million.
Teleconference and Webcast:
ARC Document Solutions will host a conference call and audio webcast today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time) to discuss results for the Company's second quarter of 2014. To access the live audio call, dial 888-505-4375. International callers may join the conference by dialing 719-457-2085. The conference ID number is 2162568. A live webcast will also be made available on the investor relations page of ARC Document Solutions’ website at www.e-arc.com.

A replay of the call will be available for five days after the call's conclusion. To access the replay, dial 888-203-1112. International callers may access the replay by dialing 719-457-0820. The conference ID number is 2162568. The webcast will also be made available at www.e-arc.com for approximately 90 days following the call's conclusion.

About ARC Document Solutions (NYSE: ARC)
ARC Document Solutions is a leading document solutions company serving businesses of all types, with an emphasis on the non-residential segment of the architecture, engineering and construction industries. The Company helps more than 90,000 customers reduce costs and increase efficiency in the use of their documents, improve document access and control, and offers a wide variety of ways to print, produce, and store documents. ARC provides its solutions onsite in more than 8,000 of its customers' offices, offsite in service centers around the world, and digitally in the form of proprietary software and web applications. For more information please visit www.e-arc.com.

Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company. Words such as "continuing growth,"

"confidence" "sustainable," and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, document management or reprographics industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled "Risk Factors" in Item 1A in ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	June 30,	December 31,
Current assets:	2014	2013
Cash and cash equivalents	$24,206	$27,362
Accounts receivable, net of allowances for accounts receivable of $2,506 and $2,517	63,622	56,328
Inventories, net	16,013	14,047
Deferred income taxes	207	356
Prepaid expenses	4,455	4,324
Other current assets	3,275	4,013
Total current assets	111,778	106,430
Property and equipment, net of accumulated depreciation of $214,115 and $206,636	57,923	56,181
Goodwill	212,608	212,608
Other intangible assets, net	26,078	27,856
Deferred financing fees, net	2,866	3,242
Deferred income taxes	1,254	1,186
Other assets	2,420	2,419
Total assets	$414,927	$409,922
Current liabilities:
Accounts payable	$25,793	$23,363
Accrued payroll and payroll-related expenses	11,698	11,497
Accrued expenses	23,096	21,365
Current portion of long-term debt and capital leases	13,859	21,500
Total current liabilities	74,446	77,725
Long-term debt and capital leases	196,977	198,228
Deferred income taxes	32,724	31,667
Other long-term liabilities	3,190	3,163
Total liabilities	307,337	310,783
Commitments and contingencies
Stockholders’ equity:
ARC Document Solutions, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 46,751 and 46,365 shares issued and 46,682 and 46,320 shares outstanding	46	46
Additional paid-in capital	108,525	105,806
Retained deficit	(8,687)	(14,628)
Accumulated other comprehensive income	655	634
	100,539	91,858
Less cost of common stock in treasury, 69 and 45 shares	319	168
Total ARC Document Solutions, Inc. stockholders’ equity	100,220	91,690
Noncontrolling interest	7,370	7,449
Total equity	107,590	99,139
Total liabilities and equity	$414,927	$409,922

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Service sales	$96,198	$91,628	$185,129	$179,428
Equipment and supplies sales	12,784	12,994	24,226	25,230
Total net sales	108,982	104,622	209,355	204,658
Cost of sales	69,775	69,011	136,214	136,668
Gross profit	39,207	35,611	73,141	67,990
Selling, general and administrative expenses	28,283	24,891	54,389	48,664
Amortization of intangible assets	1,503	1,699	3,001	3,446
Restructuring expense	271	636	754	1,108
Income from operations	9,150	8,385	14,997	14,772
Other income	(23)	(35)	(49)	(61)
Interest expense, net	3,944	6,076	7,857	12,117
Income before income tax provision	5,229	2,344	7,189	2,716
Income tax provision	607	1,467	1,271	1,156
Net income	4,622	877	5,918	1,560
(Income) loss attributable to noncontrolling interest	(77)	(155)	23	(423)
Net income attributable to ARC Document Solutions, Inc. shareholders	$4,545	$722	$5,941	$1,137
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.10	$0.02	$0.13	$0.02
Diluted	$0.10	$0.02	$0.13	$0.02
Weighted average common shares outstanding:
Basic	46,254	45,901	46,122	45,832
Diluted	46,834	46,058	46,759	45,884

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBIT, EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Cash flows provided by operating activities (1)	$14,024	$8,110	$21,738	$19,991
Changes in operating assets and liabilities, net of effect of business acquisitions	930	4,314	5,159	2,558
Non-cash expenses, including depreciation, amortization and restructuring	(10,332)	(11,547)	(20,979)	(20,989)
Income tax provision	607	1,467	1,271	1,156
Interest expense, net	3,944	6,076	7,857	12,117
(Income) loss attributable to the noncontrolling interest	(77)	(155)	23	(423)
EBIT	9,096	8,265	15,069	14,410
Depreciation and amortization	8,532	8,719	17,025	17,421
EBITDA	17,628	16,984	32,094	31,831
Trade secret litigation costs(2)	2,083	—	2,481	—
Restructuring expense	271	636	754	1,108
Stock-based compensation	881	729	1,662	1,321
Adjusted EBITDA	$20,863	$18,349	$36,991	$34,260

(1)
Cash flows provided by operating activities for the three and six months ended June 30, 2013 includes cash payments related to restructuring of $1.0 million and $2.6 million, respectively. Cash flows provided by operating activities for the six months ended June 30, 2013 includes an income tax refund of $3.8 million received in 2013 related to our 2009 consolidated federal income tax return. Cash flows provided by operating activities for the three and six months ended June 30, 2014 includes cash payments for trade secret litigation costs of $1.1 million and $1.5 million, respectively, and cash payments related to restructuring of $0.3 million and $0.6 million, respectively.

(2)
On February 1, 2013, we filed a civil complaint against a competitor and a former employee in the Superior Court of California for Orange County, which alleged, among other claims, the misappropriation of ARC trade secrets; namely, proprietary customer lists that were used to communicate with our customers in an attempt to unfairly acquire their business. In prior litigation with the competitor based on related facts, in 2007 the competitor entered into a settlement agreement and stipulated judgment, which included an injunction. We instituted this suit to stop the defendant from using similar unfair business practices against us in the Southern California market. The case proceeded to trial in May 2014, and a jury verdict was entered for the defendants. We are considering our appeal options. Legal fees associated with the litigation totaled $2.1 million and $2.5 million for the three and six months ended June 30, 2014, respectively.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC to unaudited adjusted net income attributable to ARC (In thousands, except per share data) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net income attributable to ARC Document Solutions, Inc.	$4,545	$722	$5,941	$1,137
Restructuring expense	271	636	754	1,108
Trade secret litigation costs	2,083	—	2,481	—
Income tax benefit related to above items	(917)	(252)	(1,261)	(431)
Deferred tax valuation allowance and other discrete tax items	(1,469)	542	(1,626)	388
Unaudited adjusted net income attributable to ARC Document Solutions, Inc.	$4,513	$1,648	$6,289	$2,202

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.10	$0.02	$0.13	$0.02
Diluted	$0.10	$0.02	$0.13	$0.02
Weighted average common shares outstanding:
Basic	46,254	45,901	46,122	45,832
Diluted	46,834	46,058	46,759	45,884

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.10	$0.04	$0.14	$0.05
Diluted	$0.10	$0.04	$0.13	$0.05
Weighted average common shares outstanding:
Basic	46,254	45,901	46,122	45,832
Diluted	46,834	46,058	46,759	45,884

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. shareholders to EBIT, EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net income attributable to ARC Document Solutions, Inc. shareholders	$4,545	$722	$5,941	$1,137
Interest expense, net	3,944	6,076	7,857	12,117
Income tax provision	607	1,467	1,271	1,156
EBIT	9,096	8,265	15,069	14,410
Depreciation and amortization	8,532	8,719	17,025	17,421
EBITDA	17,628	16,984	32,094	31,831
Trade secret litigation costs	2,083	—	2,481	—
Restructuring expense	271	636	754	1,108
Stock-based compensation	881	729	1,662	1,321
Adjusted EBITDA	$20,863	$18,349	$36,991	$34,260

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Service Sales
Traditional reprographics	$30,181	$30,516	$58,506	$60,074
Color	23,148	21,846	44,313	42,751
Digital	8,759	8,690	16,818	17,051
Subtotal	62,088	61,052	119,637	119,876
Onsite services(1)	34,110	30,576	65,492	59,552
Total services sales	96,198	91,628	185,129	179,428
Equipment and supplies sales	12,784	12,994	24,226	25,230
Total net sales	$108,982	$104,622	$209,355	$204,658
(1) Represents work done at our customer sites, which includes Facilities Management ("FM") and Managed Print Services ("MPS").

Non-GAAP Financial Measures
EBIT, EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBIT represents net income before interest and taxes. EBITDA represents net income before interest, taxes, depreciation and amortization. EBIT margin is a non-GAAP measure calculated by dividing EBIT by net sales. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by net sales.
We present EBIT, EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBIT and EBITDA to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating segments. As a result, we believe EBIT is the best measure of operating segment profitability and the most useful metric by which to measure and compare the performance of our operating segments. We also use EBIT to measure performance for determining operating segment-level compensation and we use EBITDA to measure performance for determining consolidated-level compensation. In addition, we use EBIT and EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBIT, EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•	They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;

•	They do not reflect changes in, or cash requirements for, our working capital needs;

•	They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBIT, EBITDA, and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBIT, EBITDA and related ratios only as supplements. For more information, see our interim Condensed Consolidated Financial Statements and related notes on our 2014 second quarter report on Form 10-Q. Additionally, please refer to our 2013 Annual Report on Form 10-K.
Our presentation of adjusted net income and adjusted EBITDA over certain periods is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three and six months ended June 30, 2014 and 2013 to reflect the exclusion of restructuring expense, trade secret litigation costs, and changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the three and six months ended June 30, 2014 and 2013. We believe these charges were the result of the current macroeconomic environment, our capital restructuring, or other items which are not indicative of our actual operating performance.
We presented adjusted EBITDA in the three and six months ended June 30, 2014 and 2013 to exclude stock-based compensation expense, trade secret litigation costs, and restructuring expense. The adjustment of EBITDA for non-cash adjustments is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.

ARC Document Solutions Consolidated Statements of Cash Flows (In thousands) (Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Cash flows from operating activities
Net income	$4,622	$877	$5,918	$1,560
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for accounts receivable	100	301	247	446
Depreciation	7,029	7,020	14,024	13,975
Amortization of intangible assets	1,503	1,699	3,001	3,446
Amortization of deferred financing costs	214	278	397	561
Amortization of discount on long-term debt	224	167	449	332
Stock-based compensation	881	729	1,662	1,321
Deferred income taxes	2,279	1,145	4,172	736
Deferred tax valuation allowance	(1,748)	154	(3,037)	174
Restructuring expense, non-cash portion	7	235	391	293
Other non-cash items, net	(157)	(181)	(327)	(295)
Changes in operating assets and liabilities:
Accounts receivable	(4,059)	(2,666)	(7,494)	(11,849)
Inventory	85	234	(1,929)	280
Prepaid expenses and other assets	415	(619)	637	3,090
Accounts payable and accrued expenses	2,629	(1,263)	3,627	5,921
Net cash provided by operating activities	14,024	8,110	21,738	19,991
Cash flows from investing activities
Capital expenditures	(3,032)	(4,430)	(6,597)	(10,042)
Payments related to business acquisitions	(342)	—	(342)	—
Other	236	182	400	539
Net cash used in investing activities	(3,138)	(4,248)	(6,539)	(9,503)
Cash flows from financing activities
Proceeds from stock option exercises	568	—	1,009	—
Proceeds from issuance of common stock under Employee Stock Purchase Plan	27	9	48	9
Share repurchases, including shares surrendered for tax withholding	(151)	(90)	(151)	(90)
Proceeds from borrowings on long-term debt agreements	—	402	—	402
Payments on long-term debt agreements and capital leases	(10,477)	(3,075)	(18,440)	(6,407)
Net (repayments) borrowings under revolving credit facilities	(697)	929	(295)	(210)
Payment of deferred financing costs	3	—	(454)	—
Net cash used in financing activities	(10,727)	(1,825)	(18,283)	(6,296)
Effect of foreign currency translation on cash balances	54	121	(72)	164
Net change in cash and cash equivalents	213	2,158	(3,156)	4,356
Cash and cash equivalents at beginning of period	23,993	30,219	27,362	28,021
Cash and cash equivalents at end of period	$24,206	$32,377	$24,206	$32,377
Supplemental disclosure of cash flow information
Noncash financing activities
Capital lease obligations incurred	$5,315	$2,992	$9,403	$4,246
Contingent liabilities in connection with business acquisitions	$924	$—	$924	$—